SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

FILED BY THE REGISTRANT ☐

FILED BY A PARTY OTHER THAN THE REGISTRANT ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to ss. 240.14a-12

CYBERONICS, INC.

(Name of Registrant as Specified In Its Charter)

THE COMMITTEE FOR CONCERNED CYBERONICS, INC. SHAREHOLDERS

METROPOLITAN CAPITAL ADVISORS, INC.

BEDFORD FALLS INVESTORS, L.P.

METROPOLITAN SPV, L.P.

METROPOLITAN SPV GP, L.L.C.

METROPOLITAN CAPITAL ADVISORS, L.P.

METROPOLITAN CAPITAL PARTNERS II, L.P.

KJ ADVISORS, INC.

METROPOLITAN CAPITAL ADVISORS INTERNATIONAL LIMITED

METROPOLITAN CAPITAL PARTNERS III, L.P.

METROPOLITAN CAPITAL III, INC.

METROPOLITAN CAPITAL ADVISORS SELECT FUND, L.P.

METROPOLITAN CAPITAL SELECT, L.L.C.

JEFFREY E. SCHWARZ

KAREN FINERMAN

ERIC J. NESTLER

ALFRED J. NOVAK

ARTHUR L. ROSENTHAL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

The Committee for Concerned
Cyberonics, Inc. Shareholders
Proxy Solicitation Presentation
Cyberonics, Inc.
2006 Annual Meeting of
Shareholders
For Improved Corporate Governance,
Effective Oversight and Accountability
and
Maximized Shareholder Value
January 2007

Our Goals and Objectives
The Company is at a critical cross-roads.
We believe it must have representatives in the boardroom who are nominated by the shareholders and are committed to:
• Corporate governance best practices
• Effective management oversight and accountability
• Exploring all alternatives to rebuild and maximize shareholder value
The Committee seeks to achieve these important objectives by electing The
Committee’s three nominees to the Company’s Board at the 2006 Annual Meeting of
Shareholders.

Our Message
Although our Nominees would represent a minority of the Cyberonics Board, their election will send a strong message that the Company’s shareholders:
• Are dissatisfied with the Company’s direction and performance
• Strongly support long overdue corporate governance reforms
• Demand effective management oversight and accountability
• Advocate exploring all opportunities to maximize shareholder value

Our Message
• Significant Challenges Face the
Company
• Dismal Stock Performance
• No Management Accountability
• Poor Corporate Governance
• Ineffective Internal Controls
• Damaged Company Credibility

Challenges Facing the Company
Cyberonics faces significant problems, including:
• Options back-dating and spring-loading scandal
• Ongoing investigations by the SEC and U.S. Attorney into:
• Inability to make timely 10-K and 10-Q filings
• Potential delisting from NASDAQ
• Default notice and acceleration demand from Trustee for $125 million in convertible notes
• Questions as to the Company’s viability as a going concern
• Ineffective internal control over financial reporting
• Forced resignation of the  Company’s CEO and CFO
• No meaningful succession plan
These issues ALL arose on the watch of
incumbent members of the Board

9/8/2005
10/20/2005
12/2/2005
1/18/2006
3/2/2006
4/13/2006
5/26/2006
7/11/2006
8/22/2006

Poor Stock Performance
The Company’s stock has consistently and substantially underperformed over the short, intermediate and long term as compared to its industry peers.
Comparison of 1 Year Cumulative Total Return (as of September 8, 2006).*
*  September 8, 2006 was the last trading day before The Committee announced its intent to run its own nominees for the Board
1-Year Performance
$20
$40
$60
$80
$100
$120
Cyberonics Med Tech Index

9/8/2003
1/15/2004
5/25/2004
10/4/2004
2/10/2005
6/21/2005
10/27/2005
3/9/2006
7/18/2006

6 Poor Stock Performance Comparison of 3 Year Cumulative Total Return (as of September 8, 2006) 3-Year Performance $20 $40 $60 $80 $100 $120 $140 $160 $180 Cyberonics Med Tech Index

Diminished Shareholder Value
Losses generated through January 10, 2007:
• One year - (34.7%)
• Three year - (40.1%)
• Five year - (26.3%)
The Company’s stock price has only recently shown some modest, and erratic, improvement.
However, we believe the improvement is largely attributable to the announcement of our proxy contest on September 8, 2006 and the forced resignation of the Company’s
CEO and CFO under the cloud of the unfolding options backdating scandal and required financial statement restatements.

Lack of Management Accountability
Good corporate governance requires that:
• Senior management be held accountable for the Company’s performance
• Directors be held accountable for failing to oversee and hold management accountable for poor Company performance
Incumbent members of the Board have repeatedly and consistently failed to hold management accountable for the Company’s record of poor performance.
Due to inadequate succession planning, about which the Board had been warned by
Ronald A. Matricaria as noted below, the Board was forced to appoint one of its own members to serve as interim CEO after the former Chairman and CEO was forced to resign under pressure.
Shareholders should ask:
“Why did this Board fail to demand a succession plan when they were specifically warned about this problem?”
The incumbent directors should be held accountable for these failings by being replaced by The Committee’s three nominees to the Board.

Excessive Management Compensation
• In July 2005, Ronald A. Matricaria, a non-management director who was the
Chairman of the Compensation Committee, resigned from the Cyberonics Board, stating his opposition to:
“The direction of the governance practices of the Cyberonics board, in particular its practices regarding CEO compensation and succession.”
• Shortly after Mr. Matricaria’s resignation, the remaining incumbent Directors authorized a new five year employment agreement with Robert Cummins, the
Company’s then CEO, despite the three years remaining on his existing contract.
• The new contract:
• Increased the CEO’s annual base salary by more than 50%
• Included a substantial grant of restricted stock and additional forms of compensation

Excessive Management Compensation
• Approximately a year later, incumbent Directors approved a severance package valued at over $5 million, when Mr. Cummins resigned under the weight of the options back-dating scandal.
• The severance package includes:
• Over $3.4 million in cash plus a tax gross-up;
• 75,000 shares of restricted stock (valued at over $1.8 million, based on the closing price on the date of grant); and
• Accelerated vesting of all stock options and restricted stock.
Shareholders should ask:
“Did the Company’s consistently poor performance and the dramatic diminution in shareholder value justify increasing the compensation of the
Company’s CEO?”
“How did this multi-million dollar severance package benefit the Company’s shareholders?”

Poor Corporate Governance
The incumbent Directors have ignored corporate governance best practices, causing significant damage to the Company and shareholder value.
For example, as a result of the Board’s option grant practices, first exposed in a
June 8, 2006 Robinson Humphrey analyst’s report questioning certain option grants to the Company’s officers and employees:
• The SEC and the U.S. Attorney for the Southern District of New York are
investigating the Company
• The Company must take an $18.4 million charge to earnings (almost double the
Company’s initial $10 million estimate announced in November 2006)
• Several years of the Company’s financial statements must be restated
• The Company received a default notice and acceleration demand from the
Trustee for $125 million of its convertible notes
• The Company faces substantial litigation

Option Grant Irregularities
According to the Robinson Humphrey analyst’s report, on the same day an FDA advisory panel was scheduled to meet to recommend approval of the Company’s application to treat Treatment Resistant Depression, the Company granted stock options to Robert P. Cummins, Richard L. Rudolph and Alan D. Totah for 150,000,
10,000 and 10,000 shares, respectively.
The pending FDA panel decision was viewed as so important that trading in the
Company’s stock was suspended all day pending the FDA’s announcement. After the
FDA panel issued its favorable recommendation and trading resumed, the Company’s shares closed up more than 75%, giving Mr. Cummins a virtually instantaneous gain of $2.3 million and Dr. Rudolph and Mr. Totah virtually instantaneous gains of
$150,000 each, as a result of their “spring-loaded” grants.

Option Grant Irregularities
The Company subsequently acknowledged other pervasive option grant irregularities, including:
• approving option grants after the purported “actual” date of grant;
• documenting the same option grants on multiple, differently-dated documents;
• canceling and reissuing certain option grants at different prices than the original grant; and
• failing to properly record stock option grants to non-employees.
Shareholders should ask:
“Do these practices demonstrate adequate care, effective internal controls, and sound oversight by the Board and Compensation Committee?”

Fallout From Option Grant Scandal
As a result of these option practices and the resulting restatements:
• The Company is delinquent in its SEC filing obligations
• The Company faces the potential delisting from NASDAQ
• The Company has received a default notice and acceleration demand from the
Trustee for the holders of the Company’s $125 million in outstanding convertible notes
• The Company currently faces multiple lawsuits alleging impropriety in its option granting and accounting practices
• The Company failed to hold its 2006 Annual Shareholders Meeting within the time period mandated by Delaware law, and only set a meeting date to settle litigation we instituted to require the Company to follow the law

Fallout From Option Grant Scandal
The SEC also apparently is investigating:
• The Company’s investor and analyst guidance practices
• The Company’s financial results announced on May 1, 2006
• The Company’s sales for the quarter ended April 28, 2006
• Insurance coverage of the Company’s VNS Therapy System
• Aging of the Company’s accounts receivable
In addition, the Company’s independent registered public accountants:
• Issued an adverse opinion on the effectiveness of the Company’s internal control over financial reporting
• Included a going concern qualification in their report included in the Company's belatedly filed 10-K for the 2006 fiscal year

Poor Corporate Governance
In addition:
• Incumbent Directors have allowed Kevin Moore, a longstanding close friend of
Mr. Cummins, to serve on the Board and be compensated as a Board member for nearly three years without ever being duly elected by the shareholders, in apparent violation of the Company’s by-laws and Delaware law.  Only after the
Committee sent a letter threatening to file suit to force his removal did the
Cyberonics Board finally concede that Mr. Moore would actually have to stand for election at the 2006 Annual Meeting.
• The Company took nearly six months from the time the Committee first suggested it to implement the very basic and accepted good corporate governance practice of splitting the roles of CEO and Chairman, and only did so after its then CEO and Chairman resigned under the weight of the unfolding options scandal.
• Due to poor succession planning, an incumbent director had to be appointed to serve as an interim CEO after the former CEO resigned under pressure.

Poor Corporate Governance
• As reported in a November 21, 2006 USA Today article by Elliot Blair Smith entitled “SEC filings show new chairman got options 3 years before joining board,” Tony Coelho and Stanley Appel, both current or former members of the
Compensation Committee and both incumbent directors up for re-election at the
Annual Meeting, received discounted options grants from the Company years before ever joining the Board.  In light of this, we were particularly distressed that as a result of having no meaningful succession plan, the Board recently appointed
Mr. Coelho as Board Chair after the Former Chairman and CEO was forced to resign under pressure.
Shareholders should ask:
“Why was the Board complicit in granting discounted stock options to people with no apparent role at the Company?”
“Should the recipients of such awards be on the Board of the Company, let alone entrusted with approving compensation arrangements for management?”
“Can the Board effectively oversee and hold accountable one of its own members for his performance as CEO?”

Damaged Company Credibility
The Company has lost credibility with its shareholders and other members of the investment community through its repeated failures to achieve management’s own stated guidance.
• On August 1, 2006, management lowered its guidance for the 2006 fiscal year and announced that the Company would not soon turn to profitability;
• Management previously assured the investment community in press releases in
February and again in May that the Company would return to profitability by the quarter ended October 2006.
In addition, in the Robinson Humphrey analyst’s report cited above, the analyst noted:
“In our discussions with institutional investors regarding Cyberonics over the past several years, it seems almost indisputable that management has been its own Achilles
Heel, drawing continued criticism over credibility.” *
*  This quote has been reprinted without the Committee seeking or obtaining the approval or endorsement of the quoted source.

Damaged Company Credibility
The Committee believes the Company’s shareholders are entitled to honesty and candor from its Board and management, not repeated instances of over-promising and under-delivery.
The credibility deficit created by management, and the failure of incumbent Directors to hold management accountable for repeatedly failing to meet its own projections, has severely damaged the Company’s credibility and is a prime reason that fresh faces are needed in the boardroom.

Actions Speak Louder Than Words
In recent weeks, the incumbent Board members have sought credit for finally making minimal and long overdue improvements to the Company’s corporate governance practices.  However, The Committee believes that the primary catalyst for the minimal changes the Board has made, such as separating the positions of Chairman and CEO, are the direct result of pressure from our proxy contest, litigation we have threatened or instituted, or pressure from other outside constituencies who refuse to accept the status quo.
Despite the current Board’s newly professed interest in corporate governance matters, shareholders should ask:
“Do the incumbent Directors’ actions - as compared to their recent rhetoric -
demonstrate a genuine commitment to good corporate governance, or are they self-
serving acts intended to protect their places on the Board?”
The Committee believes that the incumbent Directors’ words ring hollow and are patently self-serving when compared to their past actions and demonstrated record of inadequate oversight and accountability and deficient corporate governance policies.

Basic Shareholder Rights
The Committee feels that the incumbent Board members have not fulfilled their basic duty to implement sound corporate governance practices.
We believe shareholders have a fundamental right to have Directors:
• who are attuned and committed to corporate governance best practices;
• who hold the interests of the Company’s shareholders first and foremost; and
• who are proactive and address problems long before they are forced to act by shareholder action, analyst investigations or newspaper reports.
The Company’s shareholders should send a loud and
clear message for change by electing our
three nominees to the Board at the Annual Meeting.

Why Our Nominees Should Be Elected
The Committee is incentivized to maximize shareholder value for all shareholders.
• The Committee owns approximately 7.33% of the outstanding corporate stock of
Cyberonics - our interests are directly aligned with the other shareholders of the
Company
Our Nominees are committed to vigorously and consistently fulfilling their fiduciary duties for the benefit of all shareholders of the Company

Why Our Nominees Should Be Elected
If elected, we expect our Nominees to:
• Work to implement corporate governance best practices
• Push for strong oversight and accountability by:
• Participating in selecting the next CEO
• Assisting with real CEO succession planning following the selection of the new CEO
• Provide an independent voice in the boardroom to help repair the Company’s credibility with its shareholders and the broader investment community
• Advocate exploring all available alternatives to rebuild and maximize shareholder value

Our Nominees
The Committee’s Nominees have significant and relevant experience.
• Alfred J. Novak has been a director on the boards of numerous companies, including OrbusNeich Medical Technology Company, Ltd., a privately held interventional cardiology company, ProRhythm, Inc., a company dedicated to the treatment of atrial fibrillation through the use of ultrasound technologies,
Novoste Corporation, a publicly held interventional cardiology company,
Sutura, Inc., a vascular closure company and Biosense, Inc., an electrophysiology company.  Since September 1998, he was a founding member of Syntheon, LLC, a privately held company that focuses on minimally invasive medical devices for the gastroenterology and vascular markets.  Mr. Novak was employed by Cordis Corporation, a publicly held cardiology company, from April 1984 until July 1996 and served as its Vice
President and Chief Financial Officer. We believe Mr. Novak’s extensive operational and financial expertise developed over decades in the Med-Tech industry would make him an invaluable member of the Cyberonics Board, if elected.

Our Nominees
• Arthur J. Rosenthal has served as Chairman of Labcoat, Ltd. since January
2002 and CEO from January 2005.  He was a Senior Vice President,
Corporate Officer and Chief Development Officer of Boston Scientific
Corporation and from January 1994 though May 2000, was a Senior Vice
President, Chief Scientific Officer and Executive Committee Member of
Boston Scientific Corporation until his retirement in January 2005.  Dr.
Rosenthal currently serves as a non-executive director and Chairman of the
Remuneration Committee for Renovo, Ltd., a UK publicly-traded pharmaceutical company. We believe Mr. Rosenthal’s scientific and business background would make him a strong asset to the Cyberonics Board, if elected.

Our Nominees
• Jeffrey E. Schwarz is presently the Chief Executive Officer of Metropolitan
Capital Advisors, Inc., KJ Advisors, Inc. and Metropolitan Capital III, Inc.,
investment management companies.  Mr. Schwarz has served as non-
executive Co-Chairman of the Board of Directors of Bogen Communications
International, Inc, a provider of sound systems and telephone peripherals for commercial, industrial and institutional applications and is also a member of
Bogen Communications' Audit, Compensation and Executive Committees.
We believe that Mr. Schwarz, with his understanding of and advocacy for shareholder-friendly corporate governance policies would serve as a pivotal voice in the boardroom for all Cyberonics' shareholders, if elected.

Help Us Improve Cyberonics For All Shareholders
The members of the Committee have been continually disappointed by management’s inability to meet its own projected targets and the Company’s consistently poor stock performance.  We also have been frustrated to watch the Company’s management and incumbent Board sacrifice the Company’s credibility and allow shareholder value to dissipate.
Based on past action, we are skeptical that the incumbent Directors would make the necessary changes to the Company’s policies absent the pressure of our proxy fight.
We are asking for your vote at the 2006 annual meeting of shareholder to elect to the
Board of Directors our three highly-qualified nominees:
• Alfred J. Novak
• Arthur J. Rosenthal
• Jeffrey E. Schwarz
We believe the Company has a valuable franchise and enviable market position.  However, we believe this value has been substantially damaged and the Company’s full potential remains unrealized due to a prolonged and persistent lack of effective oversight and deficient corporate governance policies.

Help Us Improve Cyberonics For All Shareholders
We believe our highly-qualified nominees will bring an important outside perspective to the Board and provide a catalyst for the important changes that must be made for the benefit of the Company and all of its shareholders.
Our nominees are committed to:
• Implementing corporate governance best practices
• Effective management oversight and accountability
• Exploring all alternatives to rebuild and maximize the long term value of
Cyberonics to its shareholders
If you agree with the Committee that change in the Cyberonics Boardroom is long overdue, please vote FOR our three nominees at the 2006 Annual Meeting.

Vote the GOLD
Proxy Card Today!
A proxy statement regarding this proxy solicitation was filed with the Securities and
Exchange Commission on January 4, 2006. You should read the proxy statement, as it contains important information. Copies of the proxy statement are available free of charge at www.sec.gov or by calling D.F. King & Co, Inc. at the telephone number listed below. The GOLD proxy card is being furnished to shareholders in connection with the solicitation of proxies by the Committee for Concerned Cyberonics, Inc.
Shareholders and not on behalf of the incumbent board of directors of the Company.
The Committee is comprised of Metropolitan SPV, L.P.; Metropolitan SPV GP,
L.L.C.; Bedford Falls Investors, L.P.; Metropolitan Capital Advisors, L.P.;
Metropolitan Capital Advisors, Inc.; Metropolitan Capital Partners II, L.P.; KJ
Advisors, Inc.; Metropolitan Capital Advisors International Limited; Metropolitan
Capital Partners III, L.P.; Metropolitan Capital III, Inc.; Metropolitan Capital
Advisors Select Fund, L.P.; Metropolitan Capital Select, L.L.C.; Jeffrey E. Schwarz
and Karen Finerman, together with their nominees Alfred J. Novak and Arthur J.
Rosenthal.

Vote the GOLD Proxy Card Today!
If you have any questions concerning the Committee’s proxy statement, would like additional copies of the proxy statement or the GOLD
proxy card, or if you need help
voting your shares, please contact our proxy solicitor:
D.F. KING & CO., INC.
48 WALL STREET NEW YORK, NY 10005
CALL TOLL-FREE:  (888) 887-0082
BANKS AND BROKERAGE FIRMS CALL COLLECT:  (212) 269-5550

THE FOLLOWING ARTICLE MAY BE DISTRIBUTED TO STOCKHOLDERS OF CYBERONICS, INC. AND PROXY ADVISORY FIRMS

Permission to reprint the following article was neither sought nor obtained by

The Committee For Concerned Cyberonics, Inc. Shareholders.

SEC filings show new chairman got options 3 years before joining board

Updated 11/21/2006 3:23 AM ET

By Elliot Blair Smith, USA TODAY

Former U.S. congressman Tony Coelho received below-market stock options from Cyberonics (CYBX) in early 1994, three years before he joined the board, at a much deeper discount to the market price than the company’s stock-option plan provided for at the time, according to Securities and Exchange Commission filings.

On Monday, Coelho was named chairman of the medical device maker after its former chairman and CEO, Robert Cummins, resigned under pressure. Coelho did not respond to requests for comment through the company, his lawyer or the Epilepsy Foundation, which he chairs.

Coelho’s first options at Cyberonics, dated April 14, 1994, entitled him to buy 20,000 shares of company stock at a 32% discount to the stock’s market price on the grant date, according to a Form 3 stock ownership record he filed later with the SEC.

STORY: Insiders made nearly $50M trading a money-losing company’s stock

Cyberonics’ maximum discount on options it issued at the time was 15%, according to the company’s stock-option plan filed separately with the SEC that October.

In Cyberonics’ 1994 shareholder proxy filing, which contained a copy of the plan, company officials stated that all options under the plan had been issued at the stock’s fair market value.

Another member of the board’s compensation committee, neurologist Stanley Appel, also received below-market stock options in 1994, two years and three months before he joined the board. Appel got 50,000 options on Sept. 21, 1994, priced at $3.06, a 35% discount to the stock’s market price that day.

Since mid-1997, Coelho and Appel have served on the board’s compensation committee, forming a two-member panel during many of those years. The two directors administered Cyberonics’ stock-option plan and helped set CEO compensation.

Coelho, the former Democratic party whip in the House, resigned from Congress in June 1989 after failing to disclose on his congressional financial statement a “junk” bond investment he had obtained on favorable terms. In recent years, Coelho and Appel cashed out their below-market options from Cyberonics at different times, reaping nearly $1.1 million in combined profits, SEC filings show.

Appel had no comment. At the time Coelho and Appel received their below-market options, the head of the compensation committee was Cummins, who took the helm of the company in October 1995. Cummins also declined to comment.

Cyberonics is now under investigation by the SEC and the U.S. Attorney’s office in Manhattan, which are looking into the company’s history of awarding lucrative stock options to company officers and directors. Until Monday, the company denied any wrongdoing. It now says it has identified some irregularities, principally from 1999 to 2003.

According to Financial Accounting Standards Board rule APB 25, issued in 1993, Cyberonics should have recorded the 1994 below-market options as an expense for tax and accounting purposes.

In addition, the two men would have been required to report as personal income that year the difference between the Cyberonics options’ price and the stock’s market price.

“It is taxable income in the year in which the option is received. And the income is the difference between the strike price” — that is, the price at which the option is issued — “and the fair market value,” says tax lawyer Kenneth Rubinstein.

For Coelho, the taxable benefit would have been $50,000 on the grant date. For Appel, the benefit would have been $84,375 on the grant date.

Former longtime Cyberonics director Thomas Duerden, 76, whom company documents show served on the compensation committee in 1994 when Coelho and Appel were awarded the below-market options, said in an interview, “I don’t recall ever being a member of the compensation committee.” But he calls the below-market options to Appel and Coelho “very improbable.”

Duerden also is unable to say what Coelho and Appel did to earn their options. “I didn’t know Stan Appel from a bar of soap until he joined the board” in 1996, Duerden says.

And, he says, “It’s my memory that the first time I ever set eyes on Tony Coelho was when he joined the board” in 1997.

Appel first reported his below-market options to the SEC in December 1996, 27 months after the grant date. Appel cashed out half of this below-market grant on June 21, 2004, for a $639,249 profit. He also held onto 20,000 shares with a market value of $680,400 on that date.

Coelho first disclosed his April 1994 options grant in March 1997 upon joining the company’s board. Unlike most stock options that mature over four to five years, Coelho’s filing shows that these options could be cashed in immediately.

In June 2002, Coelho made another disclosure in a Form 5 stock ownership record filed with the SEC. In that filing, Coelho reported having received 20,000 options on March 8, 1994 — coinciding with the lowest price the stock traded at that month — rather than on April 14, 1994, but at the same price.

A key difference in the 2002 filing was that Coelho reported those options as vesting over five years rather than right away. He made a $444,420 profit when he cashed out the options in November 2003.

“Why did (Coelho) get an option grant three years before he joined the board? Why has the date moved? Why is the stock priced low? And (why), when they first reported them, (did) they (say) they were immediately vestable, and then later, they said, no, they vest over five years? Which one was it?” asks former SEC attorney Ronald Mueller, who specializes in executive compensation and disclosure issues.

Former SEC chairman Harvey Pitt says, “One of” Coelho’s filings “has to be wrong.”

“Both of them,” Pitt says, “could be wrong.”